Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-107421 and 333-107421-01 on Forms S-3, Registration Statement Nos. 333-127811, 333-127812, 333-107748 and 333-107743 on Forms S-8, and Registration Statement Nos. 333-33896 and 333-33896-01 on Forms S-4 of NiSource Inc., of our report dated March 27, 2006 (which expresses an unqualified opinion) relating to the financial statements of NiSource Inc. Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K of NiSource Inc. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Indianapolis, Indiana
March 27, 2006